Exhibit 99.1

[AtheroGenics, Inc. Logo]

FOR IMMEDIATE RELEASE

AtheroGenics Reports Third Quarter 2004 Financial Results

ATLANTA, GA - October 21, 2004 - AtheroGenics, Inc. (Nasdaq: AGIX), a pharmaceutical company focused on the treatment of chronic inflammatory diseases, today reported financial results for the third quarter and nine months ended September 30, 2004.

Research and development expenses for the third quarter increased to $16.6 million, compared to $11.8 million for the comparable quarter in 2003. For the nine months ended September 30, 2004, research and development expenses increased to $44.5 million, compared to $33.3 million for the same period in 2003. The increase in research and development spending is due primarily to expanded clinical development activities as enrollment continues to progress in the Company’s ARISE Phase III clinical trial, which is evaluating AGI-1067 in atherosclerosis. Also contributing to the increase is a $2 million expense for pre-commercialization manufacturing activities related to AGI-1067.

General and administrative expenses for the third quarter ended September 30, 2004, decreased to $1.4 million compared to $1.7 million for the same period in the prior year. This decrease is primarily due to lower deferred stock compensation expenses and lower consulting costs. For the nine months ended September 30, 2004, general and administrative expenses increased to $4.8 million compared to $4.4 million for the same period in 2003. The increase in the nine month period reflects expenditures that resulted from higher insurance premiums and increased business development costs, partially offset by lower amortization of deferred stock compensation.

AtheroGenics recorded interest expense of $1.3 million during the quarter, compared to interest expense of $618,528 in the third quarter of 2003. Interest expense for the first nine months of 2004 was $3.9 million, as compared to interest expense of $653,704 for the first nine months of 2003. The higher interest expense in 2004 relates to convertible notes issued by the Company in August 2003.

Net loss for the third quarter of 2004 was $(19.0) million, or $(0.51) per share, as compared to $(13.6) million, or $(0.37) per share, reported for the same period in 2003. Net loss for the first nine months of 2004 was $(52.1) million, or $(1.41) per share, as compared to a net loss of $(37.5) million or $(1.06) per share for the first nine months of 2003. At September 30, 2004, AtheroGenics had $86 million in cash, cash equivalents and short-term investments. The Company is affirming its financial guidance that the full year net loss will be in the range of $(1.85) to $(1.95) per share.

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"We were pleased during the third quarter to announce positive interim results for our CART-2 study of AGI-1067 in atherosclerosis. Although we would emphasize that these results are preliminary, we are encouraged with the progress of this compound and continue to focus our efforts toward finalizing and reporting out results from CART-2 and completing patient enrollment in our pivotal ARISE Phase III trial," said Russell M. Medford, M.D., Ph.D., President and Chief Executive Officer of AtheroGenics. "In addition, although we have discontinued development of AGIX-4207 in rheumatoid arthritis, we are continuing our efforts to develop novel therapeutics for this disease based on our proprietary v-protectant™ technology."

Recent AtheroGenics Events

▪	Announced Peter Libby, M.D. joins the AtheroGenics Scientific Advisory Board. Dr. Libby is Mallinckrodt Professor of Medicine at Harvard Medical School and Chief of the Cardiovascular Division of the Department of Medicine at Brigham and Women’s Hospital, in Boston, Massachusetts. Dr. Libby is internationally recognized as a leader in the investigation of molecular mechanisms involved in atherosclerosis.

▪	Reported positive interim results from CART-2, the Phase IIb clinical trial evaluating AGI-1067 as an oral treatment for atherosclerosis.

▪	Discontinued clinical development of AGIX-4207 based on aggregate findings of the Phase II OSCAR study.

Conference Call Information
There will be a conference call today at 9:00 a.m. ET to discuss AtheroGenics’ third quarter 2004 financial results and to provide a Company update. To participate in the call, dial 1-800-811-0667 (domestic) or 1-913-981-4901 (international). A replay of this call will be available from 11:00 a.m. ET today until 11:59 p.m. ET on October 28, 2004, by dialing 1-888-203-1112 (domestic) or 1-719-457-0820 (international). Please reference access code 829838.

About AtheroGenics
AtheroGenics is focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including heart disease (atherosclerosis), rheumatoid arthritis and asthma. The Company has two drug development programs currently in the clinic. AtheroGenics’ lead compound, AGI-1067, is being evaluated in the pivotal Phase III clinical trial called ARISE, as an oral therapy for the treatment of atherosclerosis. AGI-1096 is a novel, oral agent in Phase I that is being developed for the prevention of organ transplant rejection in collaboration with Fujisawa. AtheroGenics also has preclinical programs in rheumatoid arthritis and asthma using its novel vascular protectant™ technology. For more information about AtheroGenics, please visit www.atherogenics.com.

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which

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address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about clinical trial results, our future results of operations or our financial condition, research, development and commercialization of our product candidates, anticipated trends in our business, and other risks that could cause actual results to differ materially. These risks are discussed in AtheroGenics' Securities and Exchange Commission filings, including but not limited to the risks discussed in AtheroGenics' Form 10-K for fiscal 2003 and our Quarterly Report on Form 10-Q for the second quarter of 2004.

AtheroGenics, Inc.	Investor Relations	Media Relations
Mark P. Colonnese	Lilian Stern	Katie Brazel
Chief Financial Officer	Stern Investor Relations, Inc.	Fleishman Hillard Inc.
678-336-2511	212-362-1200	404-739-0150
investor@atherogenics.com	lilian@sternir.com	brazelk@fleishman.com

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AtheroGenics, Inc.
Statements of Operations
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003

Revenues	$ --	$ --	$ --	$ --

Operating expenses:
Research and development	16,636,236	11,783,883	44,478,990	33,284,827
General and administrative	1,410,647	1,677,542	4,846,694	4,391,374
Total operating expenses	18,046,883	13,461,425	49,325,684	37,676,201

Operating loss	(18,046,883)	(13,461,425)	(49,325,684)	(37,676,201)
Interest income	343,795	443,336	1,089,877	862,609
Interest expense	(1,300,028)	(618,528)	(3,895,169)	(653,704)
Net loss	$ (19,003,116)	$ (13,636,617)	$ (52,130,976)	$ (37,467,296)

Net loss per share - basic and diluted	$ (0.51)	$ (0.37)	$ (1.41)	$ (1.06)
Weighted average shares outstanding -
basic and diluted	37,047,826	36,566,434	36,976,911	35,451,468

Balance Sheet Data
(Unaudited)

	September 30,	December 31,
	2004	2003

Cash, cash equivalents and short-term investments	$ 86,038,862	$ 131,583,928
Working capital	76,496,330	124,848,687
Total assets	92,877,483	138,836,746
Long-term obligations, less current portion	100,000,000	100,083,622
Accumulated deficit	(194,662,291)	(142,531,315)
Total shareholders’ (deficit) equity	(18,839,547)	30,377,006